Exhibit 99.1

(1)   On October 13, 2009, Levine Leichtman Capital Partners, Inc. (“Capital Corp.”) entered into a Letter Agreement (the “Letter Agreement”) with the Alex Meruelo Living Trust, Alex Meruelo, Luis Armona and Meruelo Enterprises, Inc. (collectively, the “Meruelo Group”).  The Letter Agreement provides, among other things, that the shares of common stock of Rubio’s Restaurants, Inc. (the “Company”) that are held by the Meruelo Group will be subject to certain voting and disposition restrictions as provided in the Letter Agreement, as well as that the Meruelo Group will pay Capital Corp. or an affiliate thereof (“LLCP”) certain fees and expenses if the Company is acquired without financing from LLCP or in certain other instances in which the Meruelo Group sells or otherwise disposes of their common stock of the Company.  As a result, the Reporting Persons may be deemed to have beneficial ownership of shares of common stock of the Company that are held by the Meruelo Group.  This Form 3 is being filed solely because of the beneficial ownership of the Company’s common stock that may be attributable to the Reporting Persons as a result of the Letter Agreement.  Neither the filing of this Form 3 nor any of its contents shall be deemed to constitute an admission by any Reporting Person that it is the beneficial owner of any of the common stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and any such beneficial ownership is hereby expressly disclaimed.  The Reporting Persons have no pecuniary interest in any shares of the Company’s common stock.  For additional information regarding the Letter Agreement, the Proposal Letter and the Transaction, please see the Schedule 13D filed by the Reporting Persons on the date hereof.

(2)   This Form 3 is being filed by more than one reporting person.  LLCP Partners IV GP, LLC (the “General Partner”) is the sole general partner of Levine Leichtman Capital Partners IV, L.P. and Levine Leichtman Capital Partners IV-Amicus Fund, L.P.  Capital Corp. is the sole manager of the General Partner. Arthur E. Levine is a director and shareholder of, and the President of, Capital Corp.  Lauren B. Leichtman is a director and shareholder of, and the Chief Executive Officer of, Capital Corp.